                                                                    Exhibit 99.1

[HORIZON BANCORP LOGO]

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:   January 23, 2004

                              FOR IMMEDIATE RELEASE

               HORIZON BANCORP ANNOUNCES RECORD EARNINGS FOR 2003
               --------------------------------------------------
                     AND A 12.5% QUARTERLY DIVIDEND INCREASE

Michigan City, Indiana, (January 23, 2004) - Horizon Bancorp today announced unaudited financial results for the year ended December 31, 2003. Net income was $6.534 million or $2.11 per fully diluted share. This compares to net income of $5.499 million or $1.83 per fully diluted share for the prior year. This represents a 19% increase in net income over the prior year. Net income for the fourth quarter of 2003 was $1.007 million or $.33 per fully diluted share compared to net income of $1.575 million or $.51 per fully diluted share for the fourth quarter of 2002. In accordance with plans announced in our October 21, 2003 press release, Horizon did declare a $.12 per share dividend on December 16, 2003 for stockholders of record on January 2, 2004 and was payable on January 16, 2004. This represents a 12.5% increase in the quarterly dividend. All per share amounts have been adjusted for the three-for-two stock split declared on October 21, 2003.

Craig M. Dwight, President and Chief Executive Officer stated, "We are pleased to announce record earnings for 2003. Horizon has been able to take advantage of a very active mortgage refinance market in 2003. The hard work and dedication of our mortgage origination and processing team has helped Horizon generate record earnings. I am also pleased with the growth of our commercial and consumer loan portfolios which grew 37% and 25% respectively in 2003. We at Horizon look forward to continued success in all lines of business by delivering exceptional service and sensible advice."

While full year earnings were at record levels, fourth quarter income declined $568 thousand or 36% from the same quarter of the prior year due primarily to a reduction in mortgage loan volume, but also by the investment portfolio losses taken in the quarter. The decline in mortgage volume caused a reduction in the gain on sale of mortgage loans as well as a reduction in the volume of mortgage warehouse loans, which declined 45% from an average of $275 million in loans outstanding during the third quarter of 2003 to an average of $150 million in the fourth quarter. Mortgage warehouse loans declined 27% from an average of $205 million in the fourth quarter of 2002. Lower mortgage volumes are expected to continue throughout 2004. As a result, the rate of increase in Horizon's earnings for 2004 compared to 2003 is not expected to be as great as the increase in 2003 and 2002 compared to prior years.

"To mitigate the effect of the decline in mortgage refinance activity, we acquired an independent mortgage origination company in August of 2003 and we will initiate a wholesale mortgage operation in early 2004. We expect both of these initiatives to have a positive effect on 2004," stated President Dwight. "Additionally we expect continued growth in our core commercial and consumer lending business. We are especially pleased with the progress of our expansion into Southwest Michigan, which has grown to $25 million in assets and is showing a profit after only seven months of operation. Further expansion is planned for new markets and the addition of an indirect loan originator, who has been successful in Southwest Michigan."



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
Pg. 2 Cont.  Horizon's 2003 Record Earnings

Net interest income for the year was $24.151 million, an increase of $998 thousand, or 4.3%, over the prior year. This increase was the result of an increase in average earning assets over 2002 of approximately $106 million and was partially offset by a decline in net interest margin of 40 basis points. The growth in earning assets came primarily in the investment portfolio and mortgage warehouse and commercial loans. The continuing low interest rate environment is causing compression in the net interest margin. Earning assets yields declined as rates on maturing assets cannot be replaced at previous levels, while the cost of deposits are at rates which would not allow for further material reductions. Horizon's balance sheet continues to be asset sensitive and is positioned for a rising interest rate environment.

Non-interest income increased $891 thousand or 8.7% from 2002. The increase relates primarily to an increase in the gain on sale of mortgage loans into the secondary market. During 2003 a total of $185 million of loans were sold compared to $132 million in 2002. This increased volume combined with improved marketing techniques created the increased gain. Partially offsetting this gain were losses taken on the sale of investments. During the third and fourth quarter of 2003, approximately $20 million of investment securities were sold at a loss of $510 thousand. The funds generated by these sales were reinvested in securities with higher yields and shorter average lives.

Non-interest expense increased $1.368 million or 5.8% from 2002. The increase relates primarily to commission expense paid to mortgage originators. Also included are increased bonuses earned based on company performance.

At December 31, 2003, Horizon's total assets were $757 million compared to $720 million at December 31, 2002. Total net loans were $441 million at December 31, 2003 compared to $530 million at December 31, 2002. Mortgage warehouse loans declined by approximately $142 million due to the slow down in mortgage refinance activity which occurred in the fourth quarter. Partially offsetting this decline was growth in commercial loans, primarily in the St Joseph, Michigan market. Commercial loans increased in other markets as well.

Horizon's allowance for loan losses at December 31, 2003 was $6.91 million, or 1.54% of gross loans, compared to $6.3 million or 1.17% at December 31, 2002. Non-performing assets at December 31, 2003 were $1.9 million, or 0.42% of gross loans, compared to $1.3 million or .24% at December 31, 2002. The increase occurred in residential real estate loans.

Total deposits were $546 million at December 31, 2003, an increase of $56.9 million or 11.6% from December 31, 2002. Core deposits increased to $395.8 million, from $344.2 million at December 31, 2002.

The increase in stockholders' equity of $4.8 million during the year was the result of net income, net of dividends declared, and a decrease in the market value of investment securities available for sale.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southwestern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso and Merrillville, Indiana, and St. Joseph, Michigan. Horizon also provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.



                                    - MORE -

Pg. 3 Cont.  Horizon's 2003 Record Earnings

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Contact:    Horizon Bancorp
                     James H. Foglesong
                     Chief Financial Officer
                     (219) 873 - 2608
                     Fax: (219) 874-9280

                                      # # #

                                HORIZON BANCORP
                (in thousands except per share data and ratios)


                                                                                            At             At
                                                                                        December 31,   December 31,
                                                                                           2003           2002
                                                                                           ----           ----
SELECTED FINANCIAL DATE:

Total assets                                                                             $757,071       $720,130
Cash and cash equivalents                                                                  45,464         35,692

Investment securities available for sale                                                  215,695        109,453

Loans held for sale                                                                         8,213         12,620

Loans, net                                                                                440,809        529,538

Deposits                                                                                  546,168        489,259

Total borrowings                                                                          158,213        183,521

Total equity                                                                               46,223         41,410


CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                                                     14.92%         13.55%
  Tier 1 capital to risk weighted assets                                                    13.66%         12.29%
  Tier 1 capital to average assets                                                           7.90%          7.20%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                                                         0.42%          0.24%
  Allowance for loan losses to nonperforming loans                                         367.11%        483.76%
  Allowance for loan losses to total loans                                                   1.54%          1.17%


                                                               Three Months                        Year
                                                            Ended December 30,              Ended December 31,
                                                         -------------------------------------------------------
                                                           2003            2002            2003           2002
                                                           ----            ----            ----           ----
SELECTED OPERATING DATA:

Total interest income                                    $ 10,019        $ 11,125        $ 41,543       $ 41,265
Total interest expense                                      4,344           4,741          17,392         18,112
                                                         --------        --------        --------       --------
Net interest income                                         5,675           6,384          24,151         23,153
Provision for loan losses                                     300             500           1,350          1,625
                                                         --------        --------        --------       --------
Net interest income after provision for loan losses         5,375           5,884          22,801         21,528
                                                         --------        --------        --------       --------
Noninterest income:
  Service charges on deposit accounts                         815             793           3,161          2,948
  Fiduciary activities                                        614             572           2,411          2,348
  Gain on sale of loans                                       516             872           3,843          3,152
  Loss on sale of securities                                 (237)                           (510)
  Other noninterest income                                    757             259           2,235          1,801
                                                         --------        --------        --------       --------
Total noninterest income                                    2,465           2,496          11,140         10,249
                                                         --------        --------        --------       --------
Noninterest expense:
  Salaries and employee benefits                            3,582           3,576          13,948         12,752
  Other noninterest expense                                 2,943           2,431          10,823         10,651
                                                         --------        --------        --------       --------
Total noninterest expense                                   6,525           6,007          24,771         23,403
                                                         --------        --------        --------       --------

Net income before taxes and cumulative effect of
  change in accounting method                               1,315           2,373           9,170          8,374
Income tax expense                                            308             798           2,636          2,778
                                                         --------        --------        --------       --------
Net income before cumulative effect of change in
  accounting method                                         1,007           1,575           6,534          5,596
Cumulative effect of change in accounting method                -               -               -            (97)
                                                         --------        --------        --------       --------
Net income                                               $  1,007        $  1,575        $  6,534       $  5,499
                                                         ========        ========        =======================

PERFORMANCE RATIOS:
Diluted earnings per share(1)                            $   0.33        $   0.51        $   2.11       $   1.83
Return on average equity                                     8.78%          15.08%          14.65%         14.21%
Net interest margin                                          3.27%           3.87%           3.50%          3.90%

(1) Reflects 3 for 2 stock split declared October 21, 2003